Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Fennec Pharmaceuticals Inc. (the “Company”) of our report dated February 28, 2022, relating to our audits of the Company’s consolidated financial statements as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP

HASKELL & WHITE LLP

Irvine, California

December 1, 2022